Exhibit 99.1

Eversource Energy Reports Third Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. – November 1, 2018) Eversource Energy (NYSE: ES) today reported earnings of $289.4 million, or $0.91 per share, in the third quarter of 2018, compared with earnings of $260.4 million, or $0.82 per share, in the third quarter of 2017.  In the first nine months of 2018, Eversource Energy earned $801.7 million, or $2.52 per share, compared with earnings of $750.6 million, or $2.36 per share, in the first nine months of 2017.

Results in the third quarter of 2018 include an after-tax impairment charge of $26 million, or $0.08 per share, related to Eversource Energy’s investment in the proposed Access Northeast natural gas pipeline project and non-recurring tax benefits of $18 million, or $0.06 per share, related to federal and state tax law changes.

In addition to reporting third quarter results, Eversource Energy today reaffirmed its 2018 earnings per share (EPS) projection of $3.20 to $3.30 per share and its long-term EPS growth rate of 5 to 7 percent.

“2018 continues to be a year of strong operational and financial performance for Eversource Energy,” said Jim Judge, Eversource chairman, president and chief executive officer.  “We are delivering reliable, efficient and responsive service to our customers, while continuing to be an attractive investment for our shareholders.”

Electric Transmission

Eversource Energy’s transmission segment earned $109.5 million in the third quarter of 2018 and $329.6 million in the first nine months of 2018, compared with earnings of $99 million in the third quarter of 2017 and $289.6 million in the first nine months of 2017.  Improved results were due primarily to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $173.8 million in the third quarter of 2018 and $379.3 million in the first nine months of 2018, compared with earnings of $157.4 million in the third quarter of 2017 and $393.4 million in the first nine months of 2017.  Improved third quarter results were due primarily to higher distribution margins1, partially offset by the divestiture of New Hampshire generation assets and higher property tax and depreciation expense.  Lower year-to-date results in 2018 were due primarily to lower generation earnings and higher depreciation and property tax expense.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment lost $12.6 million in the third quarter of 2018 and earned $50.2 million in the first nine months of 2018, compared with a loss of $6.2 million in the third quarter of 2017 and earnings of $49.1 million in the first nine months of 2017.  Lower third-quarter results were due primarily to higher operation and maintenance expense.

Water Distribution

Eversource’s Aquarion Water Company subsidiary earned $17.6 million in the third quarter of 2018 and $26.3 million in the first nine months of 2018.  Eversource Energy acquired Aquarion Water in December 2017.

Eversource Energy Parent and Other Companies

Eversource Energy parent and other companies earned $1.1 million in the third quarter of 2018 and $16.3 million in the first nine months of 2018, compared with earnings of $10.2 million in the third quarter of 2017 and $18.5 million in the first nine months of 2017.  The 2018 results include the Access Northeast impairment charge and non-recurring tax benefits noted above.

The following table reconciles 2018 and 2017 third quarter and first nine months earnings per share:

		Third Quarter	First Nine Months
2017	Reported EPS	$0.82	$2.36
	Higher transmission earnings in 2018	0.03	0.13
	Higher electric and natural gas distribution margin in 2018	0.09	0.11
	Water distribution earnings in 2018	0.06	0.08
	Non-recurring tax benefit at Eversource parent	0.06	0.06
	Higher/(lower) earnings at Eversource parent and other in 2018 (ex. tax benefit and impairment)	(0.01)	0.01
	Impairment charge related to Access Northeast	(0.08)	(0.08)
	Higher electric and natural gas depreciation, property tax and interest expense and other in 2018	(0.03)	(0.09)
	Lower generation earnings in 2018	(0.03)	(0.06)
2018	Reported EPS	$0.91	$2.52

Financial results by segment for the third quarter and first nine months of 2018 and 2017 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2018	September 30, 2017	Increase/ (Decrease)	2018 EPS[1]
Electric Transmission	$109.5	$99.0	$10.5	$0.34
Electric Distribution	173.8	157.4	16.4	0.55
Natural Gas Distribution	(12.6)	(6.2)	(6.4)	(0.04)
Water Distribution	17.6	--	17.6	0.06
Eversource Parent and Other Companies	1.1	10.2	(9.1)	---
Reported Earnings	$289.4	$260.4	$29.0	$0.91

Nine months ended:

(in millions, except EPS)	September 30, 2018	September 30, 2017	Increase/ (Decrease)	2018 EPS[1]
Electric Transmission	$329.6	$289.6	$40.0	$1.04
Electric Distribution	379.3	393.4	(14.1)	1.19
Natural Gas Distribution	50.2	49.1	1.1	0.16
Water Distribution	26.3	--	26.3	0.08
Eversource Parent and Other Companies	16.3	18.5	(2.2)	0.05
Reported Earnings	$801.7	$750.6	$51.1	$2.52

Retail sales data:

Three months ended:

	September 30, 2018	September 30, 2017	% Change
Electric Distribution (Gwh)
Traditional	2,206	2,020	9.2
Decoupled	13,110	12,076	8.6
Total Electric Distribution	15,316	14,096	8.7

Natural Gas Distribution (mmcf)
Traditional	5,984	5,550	7.8
Decoupled and Special Contracts	5,358	5,975	(10.3)
Total Natural Gas Distribution	11,342	11,525	(1.6)

Nine months ended:
	September 30, 2018	September 30, 2017	% Change
Electric Distribution (Gwh)
Traditional	7,857	7,542	4.2
Decoupled	32,814	31,889	2.9
Total Electric Distribution	40,671	39,431	3.1

Natural Gas Distribution (mmcf)
Traditional	35,745	32,233	10.9
Decoupled and Special Contracts	37,580	37,453	0.3
Total Natural Gas Distribution	73,325	69,686	5.2

Eversource Energy has approximately 317 million common shares outstanding and operates New England’s largest energy delivery system.  It serves nearly 4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on November 2, 2018, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. In addition, utility electric margin and utility natural gas margin are non-GAAP financial measures. Management uses these non-GAAP financial measures to evaluate earnings results, provide details of earnings results by business, and more fully compare and explain our third quarter and first nine months 2018 and 2017 results.  Management believes that these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements are based on current expectations, estimates, assumptions or projections and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors that could cause our actual results to differ materially from those contained in our forward-looking statements, including, but not limited to, cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers, acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and distribution systems, ability or inability to commence and complete our major strategic development projects and opportunities, actions or inaction of local, state and federal regulatory, public policy and taxing bodies, substandard performance of third-party suppliers and service providers, fluctuations in weather patterns, including extreme weather due to climate change, changes in business conditions, which could include disruptive technology related to our current or future business model, increased conservation measures of customers and development of alternative energy sources, contamination of or disruption in our water supplies, changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability, changes in levels or timing of capital expenditures, disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly, changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations, changes in accounting standards and financial reporting regulations, actions of rating agencies, and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.